Daktronics, Inc. Announces Fourth Quarter and Fiscal 2012 Results

•	Declares semi-annual cash dividend of $0.115 per share

Brookings, S.D. – May 30, 2012 - Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal 2012 fourth quarter net sales of $112.0 million and a net loss of $(0.5) million, or $(0.01) per diluted share, compared to net sales of $114.4 million and a net income of $3.0 million, or $0.07 per diluted share, for the fourth quarter of fiscal 2011.  Backlog at the end of the fiscal 2012 fourth quarter was approximately $123 million, compared with a backlog of approximately $131 million a year earlier and $121 million at the end of the third quarter of fiscal 2012.

Net sales, net income and earnings per share for the fiscal year ended April 28, 2012 were $489.5 million, $8.5 million and $0.20 per diluted share, respectively. This compares to $441.7 million, $14.2 million and $0.34 per diluted share, respectively, for fiscal 2011.

Free cash flow, defined as cash provided by operations less net purchases of property and equipment, was $3.8 million through the fourth quarter of fiscal 2012, compared to $32.2 million through the same period in fiscal 2011.  Cash and marketable securities at the end of the fourth quarter of fiscal 2012 were $55.9 million.

“Our results for the quarter were hampered by lower than expected sales due to changes in customer schedules and cost overruns primarily due to site-related costs on a few larger projects that were completed during the fourth quarter of fiscal 2012,” said Jim Morgan, president and chief executive officer. “The impact of these cost overruns adversely impacted gross profit percentage by approximately 1.5 percentage points.”

Morgan added, “Our Transportation business unit was awarded two projects totaling more than $40 million in the fourth quarter of fiscal 2012, but they were not executed before our fiscal year end and therefore are not included in reported backlog. The first project is for a network of video displays at a major airport and is valued at more than $21 million. This contract has now been executed and will be included in orders for the first quarter of fiscal 2013. The second project is a procurement contract with the New Jersey Turnpike Authority for approximately $20 million over a three year period. We expect that the first $5 million of this contract will book in the first quarter of fiscal 2013. We also had various delays in a few of our larger projects in our Live Events business unit, as well as some delays in order bookings in our Commercial business unit which caused our net sales in the fourth quarter of fiscal 2012 to be lower than expected.”

Business Highlights

•
Orders in the Commercial business unit were up 34 percent for the fourth quarter of fiscal 2012 compared to the prior year's fourth quarter and were up 32 percent for the full fiscal year as compared to fiscal 2011. The growth was driven by higher volume in all three niches, with the billboard and large contract niches both exceeding the overall rate of growth in this business unit. The company was also recently selected by one of its larger outdoor advertising customers, through a competitive bidding process, to be one of its main suppliers in the upcoming two years, which is expected to lead to increased orders from that customer. In addition, during the first half of fiscal 2013, the company will be delivering Galaxy on-premise advertising displays under a multi-million dollar replacement program for a national account customer, which is expected to be ongoing as more displays reach the end of their useful life.

•
Orders in the fourth quarter of fiscal 2012 for the Live Events business unit were down compared to the fourth quarter of fiscal 2011 due to delays in finalizing some orders with a couple major universities. During the fourth quarter of fiscal 2012, the company completed new integrated display systems for the Detroit Tigers, featuring the DVX high definition outdoor display technology and architectural lighting elements forming the Tigers logo, and for the Miami Marlins featuring multiple high definition LED video displays and an extensive IPTV system providing dynamic content to over 800 LCD displays throughout the stadium.

•
Orders in the International business unit were hampered in the fourth quarter of fiscal 2012 by delays in closing orders. We have booked some of these orders in the first quarter of fiscal 2013, and other orders are still in final negotiations.

•
As described previously, the Transportation business unit was awarded an order of approximately $21 million for video displays at a major airport and a procurement contract having a projected value of approximately $20 million with the New Jersey Turnpike Authority. These orders are expected to drive noticeably higher sales in fiscal 2013 as compared to fiscal 2012 in the Transportation business unit.

•
Orders in the Schools and Theatres business unit were up in the fourth quarter of fiscal 2012 compared to the same period in fiscal 2011. The improvement in the fourth quarter is a reflection of the growing interest in larger video display systems for high schools. Orders for video systems included projects in Nebraska, Oklahoma, Texas, Kansas and Mississippi.

Outlook
Morgan added, “We are off to a good start with orders in the first month of fiscal 2013. Based on the current backlog and order outlook for the first quarter of fiscal 2013, we expect net sales to increase in the first quarter of fiscal 2013 compared to the fourth quarter of fiscal 2012. We are also expecting that the gross profit percentage will rise slightly and operating expenses will decline slightly in the first quarter of fiscal 2013 as compared to the fourth quarter of fiscal 2012.”

“The competitive environment remains quite intense, adding pressure on gross profit margins. However, we have a strong reputation worldwide, which positions us in many situations to get a price consideration for the value proposition we provide. We continue to challenge ourselves to take costs out of our product and services offerings while maintaining a high level of quality and performance. With the financial performance of this past quarter, cost reduction will be given an even higher level of urgency to get our financial results back to where they need to be.” continued Morgan.

Morgan added, “On the product side, we see a continuing trend toward tighter pixel pitches for outdoor applications, which will drive a higher percentage of products to be built using LED surface mount technology, which allows LEDs to be spaced closer together than traditional through-hole lamp style LEDs. Surface mount technology requires a different electronic assembly process and will require investment in manufacturing equipment to support that process. Our largest product development investment in fiscal 2013 will be in enhancing our product offering that is based on outdoor surface mount LED technology.”

Dividend
The company approved a regular semi-annual dividend of $0.115 per share. The dividend is payable June 25, 2012 to holders of record at the close of business on June 14, 2012.

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, Schools and Theatres and Transportation, and one International business unit. For more information, visit the company's World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2011 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Bill Retterath, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Financial tables are included on the following pages.

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	April 28, 2012	April 30, 2011	April 28, 2012	April 30, 2011

Net sales	$111,994	$114,387	$489,526	$441,676
Cost of goods sold	87,388	85,949	376,089	330,192
Gross profit	24,606	28,438	113,437	111,484

Operating expenses:
Selling expense	13,758	12,471	52,233	49,555
General and administrative	7,011	6,194	27,422	23,453
Product design and development	6,457	5,162	23,507	18,949
	27,226	23,827	103,162	91,957
Operating (loss) income	(2,620)	4,611	10,275	19,527

Nonoperating income (expense):
Interest income	421	540	1,747	1,921
Interest expense	(104)	(66)	(335)	(184)
Other income (expense), net	111	58	(110)	877

Income (loss) before income taxes	(2,192)	5,143	11,577	22,141
Income tax expense (benefit)	(1,687)	2,180	3,088	7,897
Net (loss) income	$(505)	$2,963	$8,489	$14,244

Weighted average shares outstanding:
Basic	41,991	41,632	41,869	41,422
Diluted	41,991	42,007	42,304	42,277

Earnings (loss) per share:
Basic	$(0.01)	$0.07	$0.20	$0.34
Diluted	$(0.01)	$0.07	$0.20	$0.34

Cash dividends paid per share	$—	$—	$0.62	$0.60

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Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	April 28, 2012	April 30, 2011
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$30,592	$55,854
Marketable securities	25,258	22,943
Accounts receivable, net	66,923	61,778
Inventories	54,924	46,889
Costs and estimated earnings in excess of billings	23,020	24,193
Current maturities of long-term receivables	5,830	5,343
Prepaid expenses and other assets	5,528	6,312
Deferred income taxes	10,941	9,640
Income tax receivables	5,990	4,870
Total current assets	229,006	237,822

Advertising rights, net and other assets	1,157	1,383
Long-term receivables, less current maturities	12,622	13,558
Goodwill	3,347	3,384
Intangible assets	1,409	1,654
Deferred income taxes	30	180
	18,565	20,159
PROPERTY AND EQUIPMENT:
Land	1,497	1,497
Buildings	56,431	55,457
Machinery and equipment	61,654	58,233
Office furniture and equipment	15,648	15,648
Computer software and hardware	42,172	37,754
Equipment held for rental	1,003	1,283
Demonstration equipment	9,806	8,086
Transportation equipment	4,116	3,688
	192,327	181,646
Less accumulated depreciation	123,931	111,780
	68,396	69,866
TOTAL ASSETS	$315,967	$327,847

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Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)

	April 28, 2012	April 30, 2011
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable, bank	$1,459	$2,316
Accounts payable	33,906	29,223
Accrued expenses	22,731	21,748
Warranty obligations	13,049	14,474
Billings in excess of costs and estimated earnings	14,385	20,284
Customer deposits (billed or collected)	12,826	11,288
Deferred revenue (billed or collected)	9,751	8,770
Current portion of other long-term obligations	359	273
Income tax payable	665	880
Deferred income taxes	42	406
Total current liabilities	109,173	109,662

Long-term warranty obligations	9,166	8,508
Long-term deferred revenue (billed or collected)	4,361	4,559
Other long-term obligations, less current maturities	1,009	2,010
Deferred income taxes	1,453	6
Total long-term liabilities	15,989	15,083
TOTAL LIABILITIES	125,162	124,745

SHAREHOLDERS' EQUITY:
Common stock	34,631	32,670
Additional paid-in capital	24,320	21,149
Retained earnings	131,830	149,291
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive income	33	1
TOTAL SHAREHOLDERS' EQUITY	190,805	203,102
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$315,967	$327,847

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Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Year Ended
	April 28, 2012	April 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,489	$14,244
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,518	19,641
Amortization of premium/discount on marketable securities	183	48
Gain on sale of property and equipment	(16)	(62)
Share-based compensation	3,262	3,370
Excess tax benefits from share-based compensation	2	(121)
Equity in losses of affiliates	—	36
Provision for doubtful accounts	(149)	(37)
Deferred income taxes, net	(67)	852
Change in operating assets and liabilities	(9,134)	3,375
Net cash provided by operating activities	20,088	41,346

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(16,524)	(9,386)
Proceeds from sales of property and equipment	231	238
Purchases of marketable securities	(18,870)	(23,035)
Sales or maturities of marketable securities	16,410	—
Insurance recoveries on property and equipment	—	187
Other investing activities, net	—	2,110
Net cash used in investing activities	(18,753)	(29,886)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (payments) borrowings on notes payable	(929)	2,316
Proceeds from exercise of stock options	547	1,352
Excess tax benefits from share-based compensation	(2)	121
Principal payments on long-term debt	—	(26)
Dividends paid	(25,950)	(24,795)
Net cash used in financing activities	(26,334)	(21,032)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	114	277
NET DECREASE IN CASH AND CASH EQUIVALENTS	(24,885)	(9,295)

CASH AND CASH EQUIVALENTS:
Beginning of period	54,308	63,603
End of period	$29,423	$54,308

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Daktronics, Inc. and Subsidiaries
Net Sales and Orders by Business Unit
(in thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	April 28, 2012	April 30, 2011	April 28, 2012	April 30, 2011
Net Sales:
Commercial	$33,346	$28,755	$148,585	$112,515
Live Events	37,257	40,726	160,933	161,572
Schools & Theatres	13,245	12,639	59,662	62,310
Transportation	14,083	15,125	48,284	45,215
International	14,063	17,142	72,062	60,064
Total net sales	$111,994	$114,387	$489,526	$441,676

Orders:
Commercial	$41,949	$31,335	$153,268	$115,820
Live Events	35,188	42,054	157,695	152,851
Schools & Theatres	16,945	14,222	58,534	61,995
Transportation	11,601	11,426	55,060	43,878
International	9,279	16,634	55,396	65,318
Total orders	$114,962	$115,671	$479,953	$439,862

Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow
(in thousands)
(unaudited)

	Twelve Months Ended
	April 28, 2012	April 30, 2011

Net cash provided by operating activities	$20,088	$41,346
Purchase of property and equipment	(16,524)	(9,386)
Proceeds from sales of property and equipment	231	238
Free cash flow	$3,795	$32,198

In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

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